The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

SEC File No. 333-50019

Subject to Completion. Dated September 3, 2003.

Prospectus Supplement to Prospectus dated April 27, 1998.

4,000,000 Shares

CarrAmerica Realty Corporation

        % Series E Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We are offering 4,000,000 shares of our         % Series E Cumulative Redeemable Preferred Stock, par value $.01 per share. We will receive all of the net proceeds from the sale of the shares of Series E preferred stock.

We will pay cumulative dividends on the Series E preferred stock from and including the date of original issue at the rate of     % of the liquidation preference per year, or $         per share of Series E preferred stock per year. Dividends will be payable quarterly in arrears on or about the last day of February, May, August and November of each year, commencing on December 1, 2003.

We may not redeem the Series E preferred stock before September     , 2008, except to preserve our status as a real estate investment trust. On or after September     , 2008, we may, at our option, redeem the shares of Series E preferred stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to and including the date of redemption. The shares of Series E preferred stock have no maturity date and will remain outstanding indefinitely unless redeemed. The shares of Series E preferred stock will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities. Investors in the shares of Series E preferred stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and under certain other circumstances.

The shares of our Series E preferred stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of Series E Preferred Stock—Restrictions on Ownership and Transfer.”

Currently no market exists for the Series E preferred stock. We intend to file an application to list the Series E preferred stock on the New York Stock Exchange. If the application is approved, trading of the Series E preferred stock on the NYSE is expected to begin within 30 days after the date of initial delivery of the shares of Series E preferred stock.

See “Risk Factors” on page S-5 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2002 to read about factors you should consider before buying shares of our Series E preferred stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued dividends, if any, from September , 2003.

To the extent that the underwriters sell more than 4,000,000 shares of Series E preferred stock, the underwriters have the option to purchase up to an additional 600,000 shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares of Series E preferred stock through the facilities of The Depository Trust Company against payment in New York, New York on September     , 2003.

Joint Bookrunning Managers

Goldman, Sachs & Co.	Wachovia Securities

A.G. Edwards & Sons, Inc.	Legg Mason Wood Walker	UBS Investment Bank
Incorporated

Banc of America Securities LLC

JPMorgan

Lehman Brothers

SunTrust Robinson Humphrey

U.S. Bancorp Piper Jaffray

Prospectus Supplement dated September     , 2003.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference before making a decision to invest in our Series E preferred stock. Unless otherwise noted, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares. References to “CarrAmerica”, “we,” and “us” refer to CarrAmerica Realty Corporation and its majority-owned or controlled subsidiaries.

The Company

We are a fully integrated, self-administered and self-managed publicly-traded real estate investment trust, or REIT. We focus on the acquisition, development, ownership and operation of high-quality office properties located primarily in selected markets across the United States.

As of June 30, 2003, we owned greater than 50% interests in 261 operating office buildings and one residential property under construction. The 261 operating office buildings contain a total of approximately 20.4 million square feet of net rentable area. The stabilized operating buildings (those in operation more than one year) in which we owned a controlling interest as of June 30, 2003 were 88.9% leased. These properties had approximately 1,100 tenants. As of June 30, 2003, we also owned minority interests (ranging from 15% to 50%) in 37 operating office buildings and one office building under construction. The 37 operating office buildings contain a total of approximately 5.7 million square feet of net rentable area. The office building under construction will contain approximately 476,350 square feet of net rentable area. The stabilized operating buildings in which we owned a minority interest as of June 30, 2003 were 92.8% leased.

Our principal executive offices are located at 1850 K Street, N.W., Washington, D.C. 20006, and our telephone number is (202) 729-1700.

Recent Developments

Since June 30, 2003, we have completed the sale of a 80,609 square foot building in Orange County, California, for gross proceeds to us of approximately $10.6 million and a gain on sale of approximately $3.6 million.

We also currently have two properties located in Atlanta, Georgia and Orange County, California with a total of approximately 185,000 square feet of net rentable area under contract to be sold for aggregate gross proceeds of $19.2 million with an estimated aggregate net gain of approximately $6.2 million. These pending dispositions are expected to close prior to October 31, 2003, and are subject to customary closing conditions. We have recently entered into an agreement to purchase a building in San Francisco, California with approximately 156,000 square feet of net rentable area for a purchase price of approximately $51.0 million in cash. The building is currently 100% occupied by one tenant. The closing of the acquisition is expected to occur prior to September 30, 2003, and remains subject to customary closing conditions. We expect to fund the acquisition with borrowings under our unsecured credit facility. There can be no assurance that these transactions will be consummated or, if consummated, that the final terms of the transactions will not be different than currently expected.

In June, 2003, a large, Washington, D.C.-based law firm entered into a 15-year lease with us to lease in excess of 400,000 square feet at our International Square building complex in Washington, D.C. The law firm is expected to begin occupancy of the space in the spring or summer of 2006. The space constitutes most of the space currently occupied by the International Monetary Fund, whose lease will expire in June 2005.

The Offering

Issuer	CarrAmerica Realty Corporation

Securities Offered	4,000,000 shares of our % Series E Cumulative Redeemable Preferred Stock (4,600,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Dividends

Investors will be entitled to receive cumulative cash dividends on the Series E preferred stock from the date of original issue, payable quarterly in arrears on or about the last day of February, May, August and November of each year, commencing December 1, 2003, at the rate of     % of the liquidation preference per annum (equivalent to $     per annum per share). The dividend payable on the Series E preferred stock on December 1, 2003 will be a pro rata dividend from the original issue date to November 30, 2003 in the amount of $             per share. Dividends on the Series E preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxed as individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are REIT, however, our dividends, including dividends paid on our Series E preferred stock, generally will continue be taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income and capital gains dividends paid by a REIT apply. See “Certain Material Federal Income Tax Considerations.”

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series E preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends to and including the date of payment, before any payment is made to holders of our common stock and any other capital stock ranking junior to the Series E preferred stock as to liquidation rights. The rights of holders of Series E preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on a parity with the Series E preferred stock as to liquidation.

Optional Redemption	We may not redeem the Series E preferred stock prior to September , 2008, except in limited circumstances to preserve our status as a REIT. On and after September , 2008, the Series E preferred stock will be redeemable at our option, in whole or from time to time in part, for cash equal to $25.00 per share, plus accrued and unpaid dividends to and including the redemption date.

No Maturity	The Series E preferred stock has no maturity date and we are not required to redeem the Series E preferred stock at any time. Accordingly, the Series E preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The Series E preferred stock is not subject to any sinking fund.

Ranking	The Series E preferred stock will rank, with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of CarrAmerica, senior to all classes or series of our common stock and on a parity with our 8.57% Series B Cumulative Redeemable Preferred Stock, our 8.55% Series C Cumulative Redeemable Preferred Stock, our 8.45% Series D Cumulative Redeemable Preferred Stock, and any other class or series of capital stock issued in the future the terms of which specifically provide that such class or series ranks on a parity with the Series E preferred stock.

Voting Rights	Holders of Series E preferred stock will generally have no voting rights. However, if we do not pay dividends on the Series E preferred stock for six or more quarterly periods, whether or not consecutive, holders of the Series E preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred, including the Series B preferred stock, Series C preferred stock and Series D preferred stock, and are exercisable) will be entitled to vote at our next annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all dividend arrearages and the dividend for the then current period have been paid or declared and set apart for payment.

Listing	We intend to file an application to list the Series E preferred stock on the New York Stock Exchange. If the application is approved, trading of the Series E preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the Series E preferred stock. The underwriters have advised us that they intend to make a market in the Series E preferred stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series E preferred stock will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital stock, which includes the Series E preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.8% of the outstanding shares of each class or series of our capital stock. See “Description of Series E Preferred Stock—Restrictions on Ownership and Transfer.”

Conversion	The Series E preferred stock is not convertible into or exchangeable for any other property or securities.

Use of Proceeds

We expect that the net proceeds from this offering will be approximately $         million after deducting underwriting discounts and commissions and our expenses (or approximately $         million if the underwriters exercise their option to purchase additional shares in full). We intend to use a portion of the net proceeds from the offering to redeem all of our outstanding 8.57% Series B Cumulative Redeemable Preferred Stock. We intend to use the remaining net proceeds to redeem:

•         first, all or a portion of our outstanding 8.55% Series C Cumulative Redeemable Preferred Stock; and

•         second, to the extent net proceeds remain available therefor after redeeming all of our outstanding Series C preferred stock, all or a portion of our 8.45% Series D Cumulative Redeemable Preferred Stock.

If the net proceeds from this offering are sufficient to redeem a portion of but less than an entire series of our preferred stock, we intend to redeem a portion of such series on a pro rata basis. See “Use of Proceeds.”

Risk Factors	An investment in the Series E preferred stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and the section entitled “Business—The Company—Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference, before making a decision to invest in the Series E preferred stock.

RISK FACTORS

In addition to the section titled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2002 and other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, you should consider carefully the following risk factors before deciding to invest in the Series E preferred stock.

The Series E preferred stock will be subordinate to our indebtedness, and our indebtedness and structure could prevent us from fulfilling our obligations under the Series E preferred stock.

At June 30, 2003, our total consolidated indebtedness was approximately $1.7 billion, of which approximately $384.2 million was secured by mortgages of properties owned by us or our subsidiaries. We may also be able to borrow substantial additional secured or unsecured indebtedness in the future. The repayment of the principal and interest on our indebtedness may prevent us from being able to make dividend payments on the Series E preferred stock. In addition, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will rank senior to the Series E preferred stock, and the holders of any indebtedness will be entitled to satisfaction of any amounts owed them prior to payment of the liquidation preference of any capital stock, including the Series E preferred stock.

Further, we derive a significant portion of our operating income from our subsidiaries. We must rely to a significant extent on distributions and other payments from our subsidiaries (or must raise funds in public or private equity or debt offerings or sell assets) to generate the funds necessary to meet our obligations, including the payment of dividends on our capital stock, including the Series E preferred stock. If the dividends and other payments from our subsidiaries were insufficient to meet such obligations, there could be no assurance that our operating income would be sufficient to meet such obligations (or that we would be able to obtain such funds on acceptable terms or at all).

Our business operations may not generate the cash needed to service our indebtedness and pay dividends on our preferred stock.

Our ability to make payments on our indebtedness and pay dividends on our preferred stock, including the Series E preferred stock, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that we will generate sufficient cash flow in the future or that sufficient borrowings, if any, will be available to us to enable us to make payments on our indebtedness and pay dividends on the Series E preferred stock or to fund our other liquidity needs.

The Series E preferred stock is a new issue of securities and does not have an established trading market, which may negatively affect the market value of your shares and your ability to transfer or sell your shares.

The Series E preferred stock is a new issue with no established trading market. We intend to file an application to list the Series E preferred stock on the NYSE. However, we cannot assure you that the Series E preferred stock will be approved for listing on the NYSE. Even if approved, trading of the Series E preferred stock on the NYSE is not expected to begin until 30 days after the date of initial delivery of the Series E preferred stock and, in any event, we cannot assure you that an active trading market on the NYSE for the Series E preferred stock will develop or, even if one develops, will be maintained. As a result, the ability to transfer or sell the Series E preferred stock and any trading price of the Series E preferred stock could be adversely affected. The underwriters advised us that they intend to make a market in the Series E preferred stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

The market value of the Series E preferred stock could be substantially affected by various factors.

As with other publicly traded securities, the trading price of the Series E preferred stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the trading price of the Series E preferred stock;

•	the market for similar securities issued by REITs;

•	general economic and financial market conditions;

•	the attractiveness of securities of REITs in comparison to other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	the market’s perception of our growth potential and potential future cash dividends;

•	government action or regulation; and

•	our financial condition, performance and prospects.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, dividends, achievements or transactions or industry results to be materially different from any future results, performance, dividends, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	National and local economic, business and real estate conditions that will, among other things, affect:

•	demand for office properties;

•	the ability of the general economy to recover timely from the current economic downturn,

•	availability and creditworthiness of tenants;

•	the level of lease rents; and

•	the availability of financing for both our tenants and us;

•	Adverse changes in the real estate markets including, among other things:

•	competition with other companies; and

•	risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget);

•	Possible charges or payments resulting from our guarantees of certain leases of HQ Global Workplaces, Inc.;

•	Actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;

•	Our ability to obtain insurance at a reasonable cost;

•	Our ability to maintain our status as a REIT for federal income tax purposes;

•	Governmental actions and initiatives; and

•	Environmental/safety requirements.

For a further discussion of these and other factors that could impact our future results, performance, dividends, achievements or transactions, see “Risk Factors” beginning on page S-5 of this prospectus supplement and the documents filed by us from time to time with the Securities and Exchange Commission, in particular the section titled “Business—The Company—Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2002.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. For this purpose, earnings consist of income from continuing operations before income taxes, minority interest and discontinued operations plus the amortization of capitalized interest and fixed charges (excluding interest cost capitalized). Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. Preferred stock dividends consist of dividends on our 8.57% Series B Cumulative Redeemable Preferred Stock, 8.55% Series C Cumulative Redeemable Preferred Stock and 8.45% Series D Cumulative Redeemable Preferred Stock.

	Year Ended December 31,					Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	2.07	2.22	2.53	1.86	1.96	1.79
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.54	1.70	1.92	1.34	1.51	1.50

The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends have been restated for each period presented to reflect the effect of classifying certain properties that we have disposed of as a part of discontinued operations on a retroactive basis consistent with Statement of Financial Accounting Standards No. 144 (SFAS 144). Therefore, the ratios referred to above may not be consistent with the ratios previously disclosed as a result of the disposition of additional properties and the requirements under SFAS 144 to retroactively restate our results of operations to reflect certain of the disposed properties as discontinued operations.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $         million after deducting underwriting discounts and commissions and our expenses (or approximately $         million if the underwriters exercise their option to purchase additional shares in full). We intend to use a portion of the net proceeds from the offering (approximately $     million) to redeem all of our outstanding 8.57% Series B Cumulative Redeemable Preferred Stock. We intend to to use the remaining net proceeds to redeem:

•	first, all or a portion of our outstanding 8.55% Series C Cumulative Redeemable Preferred Stock; and

•	second, to the extent net proceeds remain available therefor after redeeming all of our Series C preferred stock outstanding, all or a portion of our outstanding 8.45% Series D Cumulative Redeemable Preferred Stock.

As of August 31, 2003, we had outstanding 877,017 shares of our Series B preferred stock (with a liquidation preference of $25.00 per share) and 529,187 and 168,411 shares of our Series C and Series D preferred stock, respectively (each with a liquidation preference of $250.00 per share). If the net proceeds from this offering are sufficient to redeem a portion of but less than an entire series of our preferred stock, we intend to redeem a portion of such series on a pro rata basis.

Pending application of the net proceeds as described above, the net proceeds from this offering will be temporarily used to repay a portion of the amounts outstanding under our unsecured credit facility. The line of credit expires in June 2004, and we can extend the line for an additional year at our option. The line carries an interest rate of 70 basis points over 30-day LIBOR, or 1.82% as of June 30, 2003. The total commitment carries a 20 basis point facility fee. As of June 30, 2003, $188.0 million was drawn on the credit facility, $2.6 million in letters of credit were outstanding and we had $309.4 million available for borrowing. Affiliates of Wachovia Capital Markets, LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc., SunTrust Capital Markets, Inc. and U.S. Bancorp Piper Jaffray Inc., underwriters of this offering, are lenders under our credit facility. These affiliates will receive their proportionate share of the amount of the credit facility to be repaid with the proceeds of this offering, if any.

RECENT ACCOUNTING CHANGE

On July 31, 2003, the Securities and Exchange Commission issued a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Topic D-42 provides, among other things, that any excess of the fair value of the consideration transferred to the holders of preferred stock redeemed over the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share. The SEC’s clarification of the guidance in Topic D-42 provides that the carrying amount of the preferred stock should be reduced by the related issuance costs.

The July 2003 clarification of Topic D-42 is effective for us beginning with the quarter ending September 30, 2003. We expect that, assuming we use all of the net proceeds from this offering to redeem outstanding preferred stock, the redemptions will result in a          cent reduction in our basic and diluted earnings per share (from continuing operations and in total) for the quarter in which the redemptions occur (         cents if the underwriters’ option to purchase additional shares is exercised in full).

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2003 and as adjusted to give effect to the issuance of the 4,000,000 shares of Series E preferred stock offered hereby, and the application of approximately $         million of the net proceeds from this offering to redeem our Series B preferred stock, Series C preferred stock and Series D preferred stock.

	June 30, 2003
	Actual	As Adjusted
	(Amounts in thousands)
Mortgages payable	$384,247	$
Other indebtedness	1,289,273
Minority interest	74,240
Stockholders’ equity Preferred Stock, $.01 par value, authorized 35,000,000 shares: – 8.57% Series B Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), 877,017 shares issued and outstanding as of June 30, 2003 and no shares issued and outstanding as of June 30, 2003, as adjusted	21,926
– 8.55% Series C Cumulative Redeemable Preferred Stock (liquidation preference $250.00 per share), 541,832 shares issued and outstanding as of June 30, 2003 and shares issued and outstanding as of June 30, 2003, as adjusted	135,458
– 8.45% Series D Cumulative Redeemable Preferred Stock (liquidation preference $250.00 per share), 170,001 shares issued and outstanding as of June 30, 2003 and shares issued and outstanding as of June 30, 2003, as adjusted	42,500
– % Series E Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share), no shares issued and outstanding as of June 30, 2003 and 4,000,000 shares issued and outstanding as of June 30, 2003, as adjusted	—
Common Stock, $.01 par value, authorized 180,000,000 shares; 52,158,129 shares issued and outstanding as of June 30, 2003 and 52,158,129 shares issued and outstanding as of June 30, 2003, as adjusted	521
Additional paid-in capital	953,946
Cumulative dividends in excess of net income	(234,217)

Total stockholders’ equity	920,134

Total capitalization	$2,667,894	$

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data at and for the three years ended December 31, 2002 are derived from our audited consolidated financial statements. The financial data at and for the six month periods ended June 30, 2003 and June 30, 2002 are derived from our unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. We are providing the following financial information to aid you in your analysis of whether to make an investment in the Series E preferred stock offered by this prospectus supplement. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the Securities and Exchange Commission. See “Available Information.”

	Year Ended December 31,			Six Months Ended June 30,
	2002	2001	2000	2003	2002
	(Amounts in thousands, except per share data)
Income Statement Data:
Rental revenue	$500,547	$492,130	$521,194	$248,922	$243,640
Real estate service revenue	24,538	31,037	26,172	13,033	11,615

Total operating revenue	525,085	523,167	547,366	261,955	255,255

Property expenses	171,694	161,911	168,516	86,872	83,056
Interest expense	99,018	83,676	100,189	51,908	49,503
General and administrative	41,650	49,457	42,796	20,943	19,118
Depreciation and amortization	125,931	119,610	123,158	65,051	61,845

Total operating expenses	438,293	414,654	434,659	224,774	213,522

Real estate operating income	86,792	108,513	112,707	37,181	41,733

Other income	1,086	3,052	4,372	—	—
Interest income	—	—	—	191	410
Equity in earnings of unconsolidated entities	7,188	9,322	7,596	3,185	4,245
Impairment loss on investments	(500)	(42,249)	—	—	—
Obligations under lease guaranties	(8,693)	—	—	—	(8,693)

Total other income (expense)	(919)	(29,875)	11,968	3,376	(4,038)

Income from continuing operations before income taxes, minority interest, and gain on sale of assets and other provisions, net	85,873	78,638	124,675	40,557	37,695
Income taxes	(257)	(1,338)	(3,393)	(372)	(94)
Minority interest	(13,801)	(9,431)	(16,149)	(5,769)	(6,007)
Gain on sale of assets and other provisions, net	13,156	2,964	36,371	544	2,015

Income from continuing operations	84,971	70,833	141,504	34,960	33,609
Discontinued operations—Income from executive suites operations (net of applicable income tax expense of $1,300)	—	—	456	—	—
Discontinued operations—Gain on sale of executive suites operations (less applicable income tax expense of $21,131)	—	—	31,852	—	—

Discontinued operations—Net operations of sold property	5,249	8,228	5,655	840	4,076

Discontinued operations—Gain on sale of property	19,085	—	—	—	—

Net income	$109,305	$79,061	$179,467	$35,800	$37,685

Basic Net Income Per Common Share Data(1):
Income from continuing operations	$1.04	$0.59	$1.61	$0.49	$0.31
Discontinued operations	0.10	0.14	0.09	0.01	0.08
Gain on sale of discontinued operations	0.36	—	0.48	—	—

Net income	$1.50	$0.73	$2.18	$0.50	$0.39

	Year Ended December 31,			Six Months Ended June 30,
	2002	2001	2000	2003	2002
	(Amounts in thousands, except per share data)
Diluted Net Income Per Common Share Data(1):
Income from continuing operations	$1.02	$0.57	$1.57	$0.49	$0.31
Discontinued operations	0.10	0.14	0.09	0.01	0.07
Gain on sale of discontinued operations	0.35	—	0.47	—	—

Net income	$1.47	$0.71	$2.13	$0.50	$0.38

Balance Sheet Data:
Total assets	$2,815,705	$2,775,427	$3,072,841	$2,796,570	$2,740,302
Debt obligations	1,603,949	1,399,230	1,204,007	1,673,520	1,391,194
Stockholders’ equity	997,791	1,177,807	1,646,706	920,134	1,150,679
Other Data:
Cash flows from operating activities	$213,020	$217,714	$179,054	$85,633	$110,769
Cash (used in) investing activities	(44,066)	101,204	567,477	29,722	28,801
Cash flows provided by (used in) financing activities	(170,972)	(338,581)	(773,713)	(58,365)	(82,462)
Funds from operations as defined by NAREIT(2)(3)	206,571	198,284	230,478	100,635	100,014

The following table represents items and amounts being aggregated to compute funds from operations (FFO):

	Year Ended December 31,			Six Months Ended June 30,
	2002	2001	2000	2003	2002
	(Amounts in thousands)
Net income:	$109,305	$79,061	$179,467	$35,800	$37,685
Adjustments:
Minority interest	13,801	9,431	16,149	5,769	6,007
FFO allocable to the unit holders	(17,884)	(16,901)	(16,342)	(8,779)	(8,991)
Depreciation and amortization	137,245	131,909	128,861	68,996	69,169
Minority interests (non-unit holders share of depreciation, amortization and net income)	(1,159)	(755)	(1,084)	(607)	(516)
Executive suites—discontinued operations	—	—	(32,308)	—	—
Gain on sale of assets	(34,737)	(4,461)	(44,265)	(544)	(3,340)

FFO as defined by NAREIT(2)(3)	$206,571	$198,284	$230,478	$100,635	$100,014

(1)	On July 31, 2003, the Securities and Exchange Commission issued a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Topic D-42 provides, among other things, that any excess of the fair value of the consideration transferred to the holders of preferred stock redeemed over the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share. The SEC’s clarification of the guidance in Topic D-42 provides that the carrying amount of the preferred stock should be reduced by the related issuance costs.

The July 2003 clarification of Topic D-42 is effective for us for the quarter ending September 30, 2003 and is required to be reflected retroactively in the financial statements of prior periods. We have not previously considered issuance costs in determining the carrying amount of the preferred stock we redeemed in 2003 and 2002 and, accordingly, implementation of the clarification of Topic D-42 will affect our previously reported earnings per share. In particular, our reported basic and diluted earnings per share (from continuing operations and in total) for the six months ended June 30, 2003 will be reduced by $0.03 per share, all of which relates to the quarter ended March 31, 2003, and our reported basic and diluted earnings per share (from continuing operations and in total) for 2002 will be reduced by $0.09 per share, including $0.01 per share for the quarters ended June 30, 2002 and December 31, 2002 and $0.07 per share for the quarter ended September 30, 2002.

(2)	FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) includes land impairment charges of $1.3 million for the six months ended June 30, 2002 and $2.4 million, $1.5 million and $7.9 million for the years ended December 31, 2002, 2001 and 2000, respectively, which we had previously excluded from our calculation of FFO. There were no land impairment charges for the six months ended June 30, 2003.

(3)	FFO is used as a measure of operating performance for real estate companies. We provide FFO as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (GAAP). Although FFO is a measure of operating performance, it does not represent net income calculated in accordance with GAAP. NAREIT defines FFO as net income (computed in accordance GAAP), excluding gains on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO is helpful to investors as a measure of our performance. FFO excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. We also believe that FFO provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs.

DESCRIPTION OF SERIES E PREFERRED STOCK

This description of the particular terms of the Series E preferred stock supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the preferred stock set forth in the accompanying prospectus. The following summary of the terms and provisions of the Series E preferred stock does not purport to be complete and is qualified in its entirety by reference to the articles supplementary creating the Series E preferred stock, a copy of which will be made available by us, our charter, our bylaws, as amended, and applicable laws.

General

Under our charter, our board of directors is authorized without further stockholder action to establish and issue, from time to time, up to 35,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board of directors and set forth in articles supplementary to our charter for such series of preferred stock. As of August 31, 2003, we had outstanding 877,017 shares of 8.57% Series B Cumulative Redeemable Preferred Stock, 529,187 shares of 8.55% Series C Cumulative Redeemable Preferred Stock and 168,411 shares of 8.45% Series D Cumulative Redeemable Preferred Stock. The material terms of our Series E preferred stock are described below. We intend to redeem all of the Series B preferred stock and all or some of the Series C preferred stock and Series D preferred stock with the proceeds from the offering of the Series E preferred stock if sufficient net proceeds are available therefor.

Rank

With respect to dividend rights and rights upon liquidation, dissolution or winding up of us, the Series E preferred stock ranks:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock issued by us not referred to in the second and third bullet points of this paragraph;

•	on parity with the Series B preferred stock, Series C preferred stock and the Series D preferred stock and with all equity securities issued by us in the future the terms of which specifically provide that such equity securities rank on a parity with the Series E preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of us; and

•	junior to all equity securities issued by us in the future the terms of which specifically provide that such equity securities rank senior to the Series E preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

The term “capital stock” does not include convertible debt securities, which rank senior to the Series E preferred stock prior to conversion.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series E preferred stock as to dividends, the holders of shares of the Series E preferred stock are entitled to receive, when, as, and if declared by our board of directors out of funds of CarrAmerica legally available for the payment of dividends, cumulative cash dividends at the rate of     % of the liquidation preference per annum per share (equivalent to $             per annum per share).

Dividends on the Series E preferred stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of each February, May, August and November or, if such day is not a business day, on the next succeeding business day.

The first dividend on the Series E preferred stock is scheduled to be paid on December 1, 2003. Any dividend payable on the Series E preferred stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the scheduled dividend payment date. Notwithstanding any provision to the contrary contained in this prospectus supplement, each outstanding share of Series E preferred stock will be entitled to receive a dividend with respect to any dividend record date equal to the dividend paid with respect to each other share of Series E preferred stock that is outstanding on such date.

We will not declare dividends on the Series E preferred stock, or pay or set apart for payment dividends on the Series E preferred stock if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be declared by our board of directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series E preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, unless full cumulative dividends on the Series E preferred stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, we will not:

•	declare or pay or set aside for payment dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on a parity with or junior to the Series E preferred stock (other than a dividend paid in shares of common stock or in shares of any other class or series of capital stock ranking junior to the Series E preferred stock as to dividends and upon liquidation), for any period; or

•	redeem, purchase or otherwise acquire for consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or on shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on a parity with or junior to the Series E preferred stock (except by conversion into or exchange for other shares of any class or series of capital stock ranking junior to the Series E preferred stock and in accordance with certain provisions of our charter, under which Series E preferred stock owned by a stockholder in excess of the ownership limit discussed under “—Restrictions on Ownership and Transfer” will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and may be purchased by us under certain circumstances).

When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series E preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on a parity with the Series E preferred stock, we will declare any dividends upon the Series E preferred stock and each such other class or series of capital stock ranking, as to dividends, on a parity with the Series E preferred stock proportionately so that the amount of dividends declared per share of Series E preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series E preferred stock and such other class or series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E preferred stock which may be in arrears.

Holders of shares of Series E preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series E preferred stock as described above. Any dividend payment made on the Series E preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series E preferred stock will accumulate as of the due date for the dividend payment on which they first become payable.

As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxed as individuals now are taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series E preferred stock, generally will continue to be taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income and capital gains dividends paid by a REIT apply. See “Certain Material Federal Income Tax Considerations.”

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion, which we refer to as the “Capital Gains Amount,” of the total dividends (as determined for federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of Series E preferred stock shall be in the same proportion that the total of the dividends (as determined for federal income tax purposes) paid or made available to the holders of Series E preferred stock for the year bears to the total of all such dividends for the year paid with respect to all classes and series of our outstanding capital stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of shares of Series E preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution or payment may be made to holders of shares of our common stock or any other class or series of our capital stock ranking, as to liquidation rights, junior to the Series E preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series E preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series E preferred stock, then the holders of the Series E preferred stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series E preferred stock will share proportionately in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series E preferred stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E preferred stock and depositary shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

Redemption

The Series E preferred stock is not redeemable prior to September     , 2008. We are entitled, however, pursuant to the articles supplementary relating to the Series E preferred stock, to purchase shares of the Series E preferred stock in order to preserve our status as a REIT for federal or state income tax purposes at any time. See “—Restrictions on Ownership and Transfer.” On and after September     , 2008, we may, at our option, redeem the Series E preferred stock, in whole or from time to time in part, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends to and including the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

In order to redeem their shares of Series E preferred stock, holders must surrender their shares at the place designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption. If a notice of redemption has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any shares of Series E preferred stock called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares of Series E preferred stock and such shares of Series E preferred stock will no longer be deemed outstanding. At such time all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series E preferred stock is to be redeemed, we will select the Series E preferred Stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method that we determine. See “Description of Preferred Stock—Redemption” in the accompanying prospectus.

Unless full cumulative dividends on all shares of Series E preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series E preferred stock shall be redeemed unless all outstanding shares of Series E preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series E preferred stock (except by exchange for our capital stock ranking junior to the Series E preferred stock as to dividends and upon liquidation); provided, however, that we may purchase shares of Series E preferred stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and/or state income tax purposes, and may purchase or acquire shares of Series E preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E preferred stock. See “—Restrictions on Ownership and Transfer” below. So long as no dividends are in arrears, we may at any time and from time to time repurchase shares of Series E preferred stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

Notice of redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series E preferred stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series E preferred stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series E preferred stock to be redeemed;

•	the place or places where the Series E preferred stock is to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If less than all of the Series E preferred stock held by any holder is to be redeemed, the notice mailed to such holder will also specify the number of shares of Series E preferred stock held by such holder to be redeemed.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the series E preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of Series E preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable distribution period. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E preferred stock for which a notice of redemption has been given.

Any shares of the Series E preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock.

No Maturity, Sinking Fund or Mandatory Redemption

The Series E preferred stock has no maturity date and we are not required to redeem the Series E preferred stock at any time. Accordingly, the Series E preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The Series E preferred stock is not subject to any sinking fund.

Voting Rights

Holders of the Series E preferred stock generally do not have any voting rights, except as set forth below.

If dividends on the Series E preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series E preferred stock (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred, including the Series B preferred stock, Series C preferred stock and Series D preferred stock, and are exercisable) will be entitled to vote at our next annual meeting and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors, until all dividend arrearages and the dividend for the then current period have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on the board of directors will be increased by two members.

So long as any shares of Series E preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E preferred stock and each other class or series of preferred stock ranking on a parity with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, voting as a single class, given in person or by proxy, either in writing or at a meeting:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such Series E preferred stock with respect to payment of dividends,

or the distribution of assets on liquidation, dissolution or winding up, or reclassify any authorized stock of CarrAmerica into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our articles of incorporation or articles supplementary, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E preferred stock or its holders;

except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Series E preferred stock remains outstanding with the terms of the Series E preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series E preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

Holders of shares of Series E preferred stock shall not be entitled to vote with respect to any increase in total number of authorized shares of our common stock or preferred stock, any increase in the amount of the authorized Series E preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of Series E preferred stock or any other class or series of capital stock, in each case ranking on a parity with or junior to the Series E preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

The holders of such Series E preferred stock will not have any voting rights with respect to, and the consent of the holders of Series E preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving CarrAmerica or a sale of all or substantially all of the assets of CarrAmerica, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series E preferred stock, except as set forth in the second bullet point above. Except as expressly set forth in the articles supplementary that relate to the Series E preferred stock, the Series E preferred stock will not have any relative, participatory, optional or other special voting rights and powers.

In any matter in which the Series E preferred stock may vote (as expressly provided in the articles supplementary or as may be required by law), each share of Series E preferred stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of Series E preferred stock will be entitled to one vote.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series E preferred stock.

Restrictions on Ownership and Transfer

Our charter contains certain restrictions on the number of shares of capital stock that individual shareholders may own. For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first REIT year) or during a proportionate part of a shorter taxable year. Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we intend to maintain our qualification as a REIT, our charter contains certain restrictions on the ownership and transfer of capital stock, including the Series E preferred stock, intended to ensure compliance with these requirements.

Subject to certain exceptions specified in our charter, no holder may own, through either actual ownership or deemed ownership by virtue of certain attribution provisions of the Internal Revenue Code, more than (A) 9.8% of the issued and outstanding shares of common stock (“Common Stock Ownership Limit”) or (B) 9.8% of any class or series of preferred stock (“Preferred Stock Ownership Limit”). The Common Stock Ownership Limit and the Preferred Stock Ownership Limit, together with the Non-U.S. Shareholders Limit, as described below, are referred to collectively herein as the “Ownership Limits.” Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five or fewer beneficial owners of capital stock (determined taking into account the relevant attribution provisions of the Internal Revenue Code) who are treated as “individuals” for purposes of relevant provisions of the Internal Revenue Code to own in the aggregate more than 50% in value of the outstanding capital stock.

In addition to the above restrictions on ownership of our shares of capital stock, in order to assist us in qualifying as a “domestically controlled REIT,” the charter contains certain provisions preventing any Non-U.S. Shareholder, as defined below, from acquiring additional shares of our capital stock, if, as a result of such acquisition, we would fail to qualify as a “domestically controlled REIT” (“Non-U.S. Shareholder Limit”). A “Non-U.S. Shareholder” is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for us to qualify as a “domestically controlled REIT,” see “Material Federal Income Tax Considerations—U.S. Taxation of Non-U.S. Stockholders” and “—Taxation of CarrAmerica as a REIT” in our Current Report on Form 8-K filed with the SEC on September 3, 2003 and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our charter provides that, if any holder of our capital stock purports to transfer shares to a person or there is a change in our capital structure and either the transfer or the change in capital structure would result in our failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit, then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares will have no right to receive dividends or other distributions with respect to such shares and will have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by us that the shares have been transferred to a trust will be paid by the purported transferee upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee will designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee will receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, or (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

All certificates representing the Series E preferred stock will bear a legend referring to the restrictions described above.

Every beneficial owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or regulations thereunder) of the issued and outstanding shares of Series E preferred stock must file a written notice with us containing the information specified in our charter no later than December 31 of each year. In addition, any person who acquires or attempts or intends to acquire shares of Series E preferred stock in violation of the Preferred Stock Ownership Limit shall immediately give written notice to the us of such event and shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer or attempted or intended transfer on our status as a REIT.

Conversion

The Series E preferred stock is not convertible into or exchangeable for any property or other securities.

Global Securities

Rather than issue the Series E preferred stock in the form of physical certificates, we will generally issue the shares in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

Purchases of Series E preferred stock under the DTC system must be made by or through participants, which will receive a credit for the shares on DTC’s records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of shares of Series E preferred stock with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the shares. DTC has no knowledge of the actual beneficial owners of the shares. DTC’s records reflect only the identity of the participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Neither DTC nor Cede & Co. consents or votes with respect to the shares. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to the participants whose accounts are credited with the shares on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of shares only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Redemption proceeds, distributions and dividend payments on the Series E preferred stock will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of the participants and indirect participants.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the SEC. Neither we nor any transfer agent, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for shares of Series E preferred stock is American Stock Transfer and Trust Company.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a description of certain federal income tax considerations pertaining to the acquisition, ownership and disposition of the Series E preferred stock. The following description relates solely to the tax consequences relevant specifically to the acquisition, ownership and disposition of the Series E preferred stock that are different from the consequences of the ownership of our stock generally. This discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion address any state, local, or foreign tax considerations.

As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, an estate, a regulated investment company, a financial institution, an insurance company, or S Corporation,

•	subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended,

•	holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	a person with a “functional currency” other than the U.S. dollar,

•	beneficially or constructively holding 10% or more (by vote or value) of our stock,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Internal Reveue Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with Series E preferred stockholders that hold the Series E preferred stock as a “capital asset,” within the meaning of Section 1221 of the Internal Reveue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of Series E preferred stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

You also are urged to review the discussion of the taxation of CarrAmerica and the tax consequences relevant to our stockholders generally, which is set forth under the heading “Material Federal Income Tax Considerations” in our Form 8-K filed with the SEC on September 3, 2003 and incorporated by reference into this prospectus supplement and the accompanying prospectus. That discussion supercedes and replaces the discussion in the accompanying prospectus under the caption “Federal Income Tax Considerations,” which no longer should be relied upon.

The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus supplement. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Therefore, we cannot assure you that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. Each prospective holder of Series E preferred stock is advised to consult with its own tax advisor regarding the specific federal income tax considerations to it in light of its specific or unique circumstances of the acquisition, ownership and sale of the Series E preferred stock in an entity electing to be taxed as a REIT, any state, local and foreign tax considerations, and potential changes in applicable tax laws.

As used in this section of this prospectus supplement, “CarrAmerica” refers solely to CarrAmerica Realty Corporation.

Dividends and Other Distributions; Backup Withholding

For a discussion of the taxation of the CarrAmerica, the treatment of dividends and other distributions with respect to shares of CarrAmerica common stock and the various withholding rules (including backup withholding) applicable to a holder of CarrAmerica common stock, which treatment, except as described herein, will apply as well to the Series E preferred stock, see the discussions in the Form 8-K filed with the SEC on September 3, 2003 that is incorporated by reference into this prospectus supplement and the accompanying prospectus under the captions “Material Federal Income Tax Considerations—Taxation of CarrAmerica as a REIT,” “—Tax Aspects of CarrAmerica’s Ownership of Interests in Partnerships,” “—Taxation of U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” “—Taxation of Non-U.S. Stockholders,” “—Information Reporting and Backup Withholding Tax Applicable to Stockholder,” “—Other Tax Consequences for CarrAmerica and Its Stockholders,” “—Sunset of Reduced Tax Rate Provisions,” and “—Tax Shelter Reporting.” In determining the extent to which a distribution on the Series E preferred stock constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series E preferred stock and all other series of preferred stock that are equal in rank as to distributions and upon liquidation with the Series E preferred stock, and second to distributions with respect to any other CarrAmerica capital stock ranking junior to the Series E preferred stock as to distributions and upon liquidation. If we have net capital gains and designate some or all of our distributions as capital gain dividends, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

Sale or Exchange of Series E Preferred Stock

For a discussion of the tax consequences relevant to the sale, exchange, or other disposition (other than redemption) of the CarrAmerica common stock, which consequences will apply as well upon the sale, exchange or other disposition (other than redemption) of the Series E preferred stock, see “Material Federal Income Tax Considerations—Taxation of U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” “—Taxation of Non-U.S. Stockholders,” and “—Sunset of Reduced Tax Rate Provisions” in the Form 8-K filed with the SEC on September 3, 2003 that is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Redemption of Series E Preferred Stock

The treatment accorded to any redemption by CarrAmerica (as distinguished from a sale, exchange or other disposition) of Series E preferred stock can only be determined on the basis of particular facts as to each holder of the Series E preferred stock at the time of redemption. In general, a holder of the Series E preferred stock will recognize ordinary income (unless such dividends are treated as capital gain dividends or qualified dividends income) to the extent of accrued but unpaid dividends and will recognize capital gain or loss measured by the difference between the amount received upon the redemption (less the amount attributable to accrued but unpaid dividends) and the holder’s adjusted basis in the Series E preferred stock redeemed (provided the stock is held as a capital asset) if such redemption (i) results in a “complete termination” of a holder’s interest in all classes of CarrAmerica stock under Section 302(b)(3) of the Internal Revenue Code or (ii) is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Internal Revenue Code. In applying these tests, there must be taken into account not only any Series E preferred stock owned by the holder, but also such holder’s ownership of the CarrAmerica common stock, other series of CarrAmerica preferred stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code. If a particular holder owns (actually or constructively) no common stock or an insubstantial percentage of CarrAmerica common stock or preferred stock, based upon current law, it is probable that the redemption of the Series E preferred stock from such holder would be considered “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of the Series E preferred stock intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code that are described above, then the redemption proceeds received from the Series E preferred stock will be treated as a distribution on the Series E preferred stock, with the consequences described under “Material Federal Income Tax Considerations—Taxation of U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” “—Taxation of Non-U.S. Stockholders,” and “—Sunset of Reduced Tax Rate Provisions” in the Form 8-K filed with the SEC on September 3, 2003 and incorporated by reference into this prospectus supplement and the accompanying prospectus. If the redemption is taxed as a dividend, the holder’s adjusted basis in the Series E preferred stock redeemed will be transferred to any other stockholdings of the holder in CarrAmerica. If the holder of the Series E preferred stock owns no other stock in CarrAmerica, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Dividends Taxed at Regular Ordinary Rates, Not Capital Gain Rates

As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxed as individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series E preferred stock, generally will continue be taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income and capital gains dividends paid by a REIT apply. See “Material Federal Income Tax Considerations—Taxation of U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” “—Taxation of Non-U.S. Stockholders,” and “—Sunset of Reduced Tax Rate Provisions” in the Form 8-K filed with the SEC on September 3, 2003 and incorporated by reference into this prospectus supplement and the accompanying prospectus.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Series E preferred stock. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Series E preferred stock indicated in the following table. Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are the representatives of the underwriters.

Underwriters	Number of shares of Series E preferred stock
Goldman, Sachs & Co.
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
Legg Mason Wood Walker, Incorporated
UBS Securities LLC
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
SunTrust Capital Markets, Inc.
U.S. Bancorp Piper Jaffray Inc.

Total	4,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 600,000 shares from us to cover such sales. They may exercise this option for 30 days following the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 600,000 additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of Series E preferred stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares of Series E preferred stock sold by the underwriters to securities dealers may be sold at a discount of up to $       per share from the initial public offering price. Any such securities dealers may resell any shares of Series E preferred stock purchased from the underwriters to certain other brokers or dealers at a discount of up to $       per share from the initial public offering price. If all the shares of Series E preferred stock are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The shares of Series E preferred stock are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the shares of Series E preferred stock but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares of Series E preferred stock.

In connection with the offering, the underwriters may purchase and sell shares of Series E preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares of Series E preferred stock. As a result, the price of the shares of Series E preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect that the delivery of the Series E preferred stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the              day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series E preferred stock before             , 2003 will be required, by virtue of the fact that any such trade would otherwise settle in more than three business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

We estimate that our expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Some of the underwriters or their affiliates have provided investment and commercial banking, investment research and financial advisory services to us in the ordinary course of business for which they have received and may continue to receive customary fees and commissions. In addition, affiliates of certain of the underwriters, including Wachovia Capital Markets, LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc., SunTrust Capital Markets, Inc. and U.S. Bancorp Piper Jaffray Inc., are lenders under our line of credit. These affiliates, as applicable, will receive their proportionate share of the amount of the credit facility, if any, to be repaid with the proceeds of this offering. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

LEGAL MATTERS

Hogan & Hartson L.L.P. will pass upon the legality of the Series E preferred stock offered hereby for us. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of CarrAmerica as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement on Form S-3, of which this prospectus supplement forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. This prospectus supplement and the information that we file later with the SEC may update and supersede the information we incorporated by reference. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Quarterly Report on Form 10-Q of for the quarter ended June 30, 2003;

•	Proxy Statement on Schedule 14A relating to the 2003 annual meeting of stockholders filed on March 31, 2003; and

•	Current Report on Form 8-K dated September 2, 2003 and filed on September 3, 2003.

In addition, except as specified below, any filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering, are hereby deemed to be incorporated by reference.

Information furnished under Items 9 or 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement or the registration statement.

We will provide to each person to whom this prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Secretary, CarrAmerica Realty Corporation, 1850 K Street, N.W., Suite 500, Washington, D.C. 20006 ((202) 729-1700). The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

PROSPECTUS

$1,000,000,000

CARRAMERICA REALTY CORPORATION

DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,

COMMON STOCK WARRANTS AND DEPOSITARY SHARES

CarrAmerica Realty Corporation (the ‘Company’) may from time to time offer in one or more series its (i) unsecured debt securities (‘Debt Securities’), (ii) preferred stock (‘Preferred Stock’), (iii) common stock, par value $0.01 per share (‘Common Stock’), (iv) warrants exercisable for Common Stock (‘Common Stock Warrants’), and (v) shares of Preferred Stock represented by depositary shares (‘Depositary Shares’) with an aggregate public offering price of up to $1,000,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock, Common Stock Warrants and Depositary Shares (collectively, the ‘Securities’) may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a ‘Prospectus Supplement’).

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Stock or Common Stock of the Company, covenants and any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Common Stock, any public offering price; (iv) in the case of Common Stock Warrants, the specific title and aggregate number, the issue price and the exercise price; and (v) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each such Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See ‘Plan of Distribution.’ No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

SEE ‘ RISK FACTORS’ BEGINNING ON PAGE 2 FOR CERTAIN FACTORS

RELATING TO AN INVESTMENT IN THE SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND

EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES

AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A

CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS APRIL 27, 1998.

THE COMPANY

The Company is a fully integrated, self-administered and self-managed publicly traded real estate investment trust (a ‘REIT’) that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban markets across the United States.

The Company’s principal executive offices are located at 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and its telephone number is (202) 624-7500. The Company was organized as a Maryland corporation on July 9, 1992.

RISK FACTORS

Prospective investors should carefully consider, among other factors, the matters described below.

Real Estate Investment Risks

General.    Investments in real property are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company’s ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required by its real property investments. The Company’s income from office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, an over-supply of, or a reduction in demand for, office space in the areas where its properties are located and the attractiveness of the properties to tenants. Income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws and the potential for liability under applicable laws. Certain significant expenditures associated with each equity investment by the Company in a property (such as operating expenses and capital expenditures costs) may not be reduced when circumstances cause a reduction in income from the property.

Renewal of Leases and Reletting of Space.    The Company is subject to the risks that upon expiration of leases for space located at its properties, the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting costs that it believes is reasonable in light of each property’s situation, no assurance can be given that this budget will be sufficient to cover these costs. If the Company is unable promptly to relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company’s reserves for these purposes prove inadequate, then the Company’s cash provided by operating activities and ability to make expected distributions to stockholders or debt service payments may be adversely affected.

Possible Environmental Liabilities.    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of its properties, and the Company is not aware of any other material environmental condition with respect to any of its properties. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any property has occurred during the Company’s ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability against the Company.

Real Estate Financing Risks

Debt Financing.    The Company is subject to the risks associated with debt financing, including the risk that the cash provided by the Company’s operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on the Company’s floating rate debt that is not hedged, the risk that the Company will not be able to repay or refinance existing indebtedness (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company, or to obtain financing at unfavorable terms, either of which might adversely affect the cash flow available for distribution to stockholders or meet debt service obligations. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet required mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

Degree of Leverage.    At February 28, 1998, on a consolidated basis, the Company’s total indebtedness was approximately $1.188 billion and the ratio of its total indebtedness to total assets (excluding intangibles) was 38.8%. The degree to which the Company is leveraged could have important consequences to holders of the Securities, including affecting the Company’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making the Company more vulnerable to a downturn in its business or the economy generally.

Acquisition and Development Risks

The Company intends to continue acquiring and developing office properties in markets where it believes that such acquisition or development is consistent with the business strategies of the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See ‘—Real Estate Investment Risks’ above. New office development also is subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new acquisitions and developments will be financed primarily through periodic equity and debt offerings, lines of credit or other forms of secured or unsecured financing. If permanent debt or equity financing is not available on acceptable terms, further acquisitions or development activities may be curtailed or cash available for distribution to stockholders or to meet debt service obligations may be adversely affected.

Change in Business Strategy; Risks Associated With the Acquisition of Substantial New Properties

In November 1995, the Company shifted its emphasis from downtown Washington, D.C. properties toward a more national business strategy, focusing primarily on office properties in suburban growth markets across the United States. This change represented a significant shift in the business strategy of the Company. Although the Company’s Board of Directors (the ‘Board’) believes that such a shift in strategy was warranted in light of the opportunities available to the Company, there is no assurance that the Company’s efforts to implement its national business strategy will continue to be successful. Consistent with the Company’s strategy of acquiring office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties since November 1995. These properties have a relatively short operating history under the Company’s management and they may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential.

Substantial Ownership of Common Stock

As of April 13, 1998, Security Capital Holdings S.A., a wholly owned subsidiary of Security Capital U.S. Realty (together with Security Capital U.S. Realty, ‘SC-USREALTY’), owned approximately 40.0% of the outstanding shares of the Company’s Common Stock (36.2% of the Common Stock on a fully diluted basis), and SC-USREALTY has the right to nominate a proportionate number of the directors of the Board based upon its ownership of stock on a fully-diluted basis, rounded down to the nearest whole number (but in no event more than 40% of the directors). As a result, SC-USREALTY is the largest single stockholder of the Company, while no other stockholder is permitted to own more than 5% of the Company’s Common Stock, subject to certain exceptions set forth in the Articles of Incorporation or approved by the Board. Although certain standstill provisions preclude SC-USREALTY from increasing its percentage interest in the Company above 45% until at least April 30, 2001 (subject to certain exceptions) and the Articles of Incorporation preclude it from increasing such percentage interest thereafter, and SC-USREALTY agreed to certain limitations on its voting rights with respect to its shares of Common Stock, SC-USREALTY nonetheless has a substantial influence over the affairs of the Company. This concentration of ownership in one stockholder could potentially be disadvantageous to other stockholders’ interests. In addition, so long as SC-USREALTY owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, SC-USREALTY will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company.

Limitations on Corporate Actions

In conjunction with the transaction in which SC-USREALTY acquired its initial interest in the Company (the ‘SC-USREALTY Transaction’), the Company agreed to certain limitations on its operations, including restrictions relating to incurrence of additional indebtedness, retention of third-party managers for the Company’s properties, investments in properties other than office buildings, issuances of limited partnership interests (‘CRLP Units’) of Carr Realty, L.P., a partnership that owns certain of the Company’s properties, and certain other matters. The Company may take actions relating to these matters only with the consent of SC-USREALTY. In addition, the Company is contractually obligated to abide by certain limitations on the amount of assets that it owns indirectly through other entities and the manner in which it conducts its business (including the types of assets that it can acquire and own and the manner in which such assets are operated). The Company also is obligated to use reasonable efforts to effect all dispositions of assets in transactions that are tax-free exchanges and do not generate ‘capital gain dividends’ to stockholders of the Company. These limitations (which generally were designed to address special U.S. tax considerations applicable to foreign corporations such as SC-USREALTY under the Internal Revenue Code) limit the flexibility of the Company to structure transactions that might otherwise be advantageous to the Company, and may impair the Company’s ability to conduct its business in the future.

In addition, in connection with the acquisition of certain properties by CarrAmerica Realty, L.P. and Carr Realty, L.P., the Company is restricted in its ability to dispose of such properties in taxable transactions or to refinance such properties.

Conflicts of Interest

Certain members of the Board and officers of the Company own CRLP Units and, thus, may have interests that conflict with stockholders with respect to business decisions affecting the Company and Carr Realty, L.P. In particular, a holder of CRLP Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the properties owned by Carr Realty, L.P. as a result of unrealized gain attributable to certain properties. These CRLP Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of a sale or refinancing of properties. Although the Company, as the sole general partner of Carr Realty, L.P., has the exclusive authority to determine whether and on what terms to sell or refinance an individual property, these CRLP Unit holders might seek to influence the Company not to sell or refinance a property, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a property with a higher level of debt than would be in the best interests of the Company.

Management, Leasing and Brokerage Risks

The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that a property will be sold and the Company will lose the contract, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to stockholders or debt service payments.

Lack of Voting Control of Operating Subsidiaries; Other Special Considerations Related to Omnioffices

Lack of Voting Control.    The Company does not have voting control of Carr Real Estate Services, Inc. (‘Carr Services, Inc.’), CarrAmerica Development, Inc. (‘CarrAmerica Development’) or OmniOffices, Inc. (‘OmniOffices’), and may acquire economic interests in similarly structured companies in the future (collectively, the ‘Operating Subsidiaries’). (Certain provisions in the Code prohibit the Company from owning a significant portion of the voting stock of an Operating Subsidiary, as described in ‘—Administration’s Proposed Changes to REIT Asset Test’ below.) Carr Services, Inc., which conducts primarily fee-based management and leasing, has capital stock which is divided into two classes: voting common stock, approximately 92% and 8% of which is held by The Oliver Carr

Company (‘OCCO’) and Carr Realty, L.P., respectively; and nonvoting common stock, approximately 96% and 4% of which is held by Carr Realty, L.P. and OCCO, respectively. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of Carr Services, Inc. CarrAmerica Development, which conducts primarily fee-based development, has capital stock which is divided into two classes: voting common stock, 96% and 4% of which is held by OCCO and the Company, respectively; and nonvoting common stock, 100% of which is held by the Company. OCCO, as the holder of 96% of the voting common stock, has the ability to elect the board of directors of CarrAmerica Development. Oliver T. Carr, Jr., who is Chairman of the Board of the Company and a significant stockholder of the Company, beneficially owns a majority of the voting stock of OCCO, which controls the election of directors of Carr Services, Inc. and CarrAmerica Development. OmniOffices, which provides executive office suites to commercial customers, has capital stock which is divided into two classes: voting common stock and nonvoting common stock. The voting stock is owned 17% by OCCO, 35% by SC-USREALTY and 48% by an entity owned by the Company’s six current executive officers. The nonvoting common stock is owned entirely by the Company. The holders of the voting common stock control the ability to elect the board of directors of OmniOffices.

Although neither the right of Carr Realty, L.P. or the Company, as applicable, to receive distributions with respect to its equity interest in each Operating Subsidiary nor the terms of the promissory notes made by such Operating Subsidiary and held by Carr Realty, L.P. or the Company, as applicable, can be changed by the holder of the majority of the voting common stock of such Operating Subsidiary, the Company will not be able to elect directors of any Operating Subsidiary, and its ability to influence the day-to-day decisions of each Operating Subsidiary is limited. As a result, the board of directors and management of each Operating Subsidiary may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company’s operating income and funds from operations.

Lack of Liquidity for Stock.    None of the Operating Subsidiaries is a public company, and there is no market for the equity securities held by the Company or Carr Realty, L.P. in any Operating Subsidiary. Consequently, neither the Company nor Carr Realty, L.P. has ready ability to liquidate its holdings in any Operating Subsidiary.

Constraints on Growth of OmniOffices.    Certain provisions in the Code prohibit the Company from having an investment in any Operating Subsidiary that has a value in excess of 5% of the value of the Company’s gross assets. These provisions will limit the ability of OmniOffices to grow its business without jeopardizing the Company’s REIT qualification or, alternatively, incurring third party debt (which may have to be guaranteed by the Company) or bringing into OmniOffices additional investors. As of March 31, 1998, the Company’s investment in OmniOffices was such that the Company currently is precluded from making substantial additional investments (either in the form of equity or a loan) in OmniOffices. There can be no assurance that OmniOffices will be able to obtain such third-party financing (or obtain it on attractive terms) or that suitable additional investors can be identified. Limitations on the Company’s ability to fund additional growth of OmniOffices may preclude (or delay) OmniOffices from pursuing growth opportunities that might otherwise be in its best interest.

It is possible that the Company could elect in the future to dispose of part or all of its equity interest in OmniOffices, including through a distribution of the stock of OmniOffices to the Company’s stockholders; however, the Company is subject to certain contractual restrictions with SC-USREALTY that could preclude or restrict such a distribution or other disposition. In addition, the income from such a disposition would not qualify for purposes of the 75% gross income test applicable to REITs, which could limit the ability of the Company to dispose of all of its interest in OmniOffices (through a distribution to stockholders or otherwise) in a single transaction. (For a more detailed description of the income tests applicable to REITs, see ‘Federal Income Tax Considerations—Taxation of the

Company.’) Finally, because of tax-related considerations specific to SC-USREALTY and SC-USREALTY’s indirect interest in OmniOffices through the Company, OmniOffices has agreed to conduct its business subject to certain constraints, even though these constraints may have the effect of precluding OmniOffices from undertaking transactions that would be in the best interests of its other stockholders, including the Company. Any reduction by the Company of its investment in OmniOffices would correspondingly reduce the Company’s right to receive distributions from OmniOffices.

Administration’s Proposed Changes to REIT Asset Test.    In order for the Company to qualify as a REIT, the Company, at the close of each quarter of its taxable year, must not own more than 10% of the outstanding voting securities of any issuer, other than a qualified REIT subsidiary (a ‘QRS’) or another REIT (for a more detailed discussion of this and other REIT qualification requirements, see ‘Federal Income Tax Considerations—Taxation of the Company’). The Clinton Administration’s February 1998 budget proposal includes a proposal to amend the 10% voting securities test by prohibiting a REIT from owning more than 10% of the vote or value of all classes of stock of any corporation (other than a QRS or another REIT). Stock owned by the Company in corporations prior to the effective date of the proposal generally would be ‘grandfathered’ (i.e., with respect to such grandfathered stock, the REIT would be subject only to the existing 10% voting securities test described above). However, if the corporation in which such grandfathered stock is held were to engage in a new trade or business or acquire substantial new assets, the grandfathered status would terminate with respect to such stock.

Because the Company owns the majority of the nonvoting stock of each of the Operating Subsidiaries, the Company would not satisfy the proposed 10% value limitation with respect to its stock interests in the Operating Subsidiaries. However, as the Clinton Administration’s proposal is currently drafted, stock currently held by the Company in the Operating Subsidiaries should be grandfathered. If any of the Operating Subsidiaries, however, were to engage in new trades or businesses or acquire substantial new assets (or the Company were to make a significant additional equity investment in an Operating Subsidiary), then the stock held by the Company in such Operating Subsidiary would lose its grandfathered status and the Company would fail to qualify as a REIT. Moreover, the Company would not be able to own more than 10% of the vote or value of any corporation (other than a QRS or another REIT) formed after the effective date of the proposal. Thus, if enacted as currently drafted, the proposal would materially impede the ability of the Company to engage in new activities or to expand substantially its current activities, such as the executive office suites business and the property development and management businesses.

Changes in Policies

The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board. The Board may amend or revise these and other policies from time to time without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company’s financial condition, results of operations, funds available for distributions to stockholders, debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Stock.

Certain Tax Risks

Tax Liabilities as a Consequence of the Failure to Qualify as a REIT.    The Company believes that it has been organized and has operated so as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended (the ‘Code’), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has qualified for taxation as a REIT or will be able to remain so qualified. Qualification as a

REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly or partially beyond the Company’s control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company’s qualification as a REIT or the federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and it will not be entitled to a deduction for dividends paid to its stockholders. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See ‘Federal Income Tax Considerations—Taxation of the Company.’

REIT Distribution Requirements and Potential Impact of Borrowings.    To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its real estate investment trust taxable income. See ‘Federal Income Tax Considerations—Taxation of the Company (Annual Distribution Requirements).’ In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its real estate investment trust taxable income from prior years that is not deemed to have been distributed under the Code. Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or its subsidiaries), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through its subsidiaries, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that the prevailing market conditions were not otherwise favorable for such borrowings.

Other Tax Liabilities.    Even if the Company qualifies as a REIT, the Company and certain of its subsidiaries will be subject to certain federal, state and local taxes on its income and property. See ‘Federal Income Tax Considerations—Taxation of the Company and Other Tax Considerations.’

Special Considerations for Foreign Investors

In order to assist the Company in qualifying as a ‘domestically controlled REIT,’ the Company’s Articles of Incorporation, as amended (the ‘Articles of Incorporation’), contain certain provisions generally preventing foreign investors (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company’s capital stock if, as a result of such acquisition, the Company would fail to qualify as a ‘domestically controlled REIT.’ See ‘Federal Income Tax Considerations—Taxation of Holders of Common Stock—Taxation of Non-U.S. Shareholders.’ Accordingly, an acquisition of the Company’s capital stock would not likely be a suitable investment for non-U.S. shareholders other than SC-USREALTY. See ‘Description of Common Stock—Restrictions on Transfer.’

Price Fluctuations of the Common Stock and Trading Volume; Shares Available for Future Sale

A number of factors may adversely influence the price of the Company’s Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock, and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may issue shares of Common Stock upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, as of March 31, 1997, 4,416,900 shares of Common Stock of the Company were reserved for issuance pursuant to stock and unit options, and more shares may be reserved for such purpose in the future. These shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. In connection with the SC-USREALTY Transaction, the Company granted SC-USREALTY the right to require the Company to file, at any time requested by SC-USREALTY, a registration statement under the Securities Act of 1933 covering all or any of the shares of Common Stock acquired by SC-USREALTY. In addition, in connection with a forward equity sale transaction which the Company consummated, as well as any such transaction which the Company may consummate in the future, the Company may issue additional shares of Common Stock, and/or the purchasers of such shares of Common Stock may sell shares issued to them. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

Possible Adverse Consequences of Limits on Ownership of Shares

In order to assist the Company in maintaining its qualification as a REIT, the Articles of Incorporation contain certain provisions generally limiting the ownership of shares of capital stock by any single shareholder to 5% of the outstanding Common Stock and/or 5% of any class or series of Preferred Stock (with exceptions for persons who received more than 5% of the equity of the Company pursuant to the contribution of assets to the Company in connection with the initial public offering of the Company and SC-USREALTY and its affiliates). The Board could waive this restriction if it were satisfied that ownership in excess of the above ownership limit would not jeopardize the Company’s status as a REIT and the Board otherwise decided such action would be in the best interests of the Company. Capital stock acquired or transferred in breach of the limitation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. See ‘Description of Common Stock—Restrictions on Transfer’ for additional information regarding the limits on ownership of shares of capital stock.

Restrictions on Acquisition and Change in Control

Various provisions of the Articles of Incorporation restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the stockholders’ interest, including the Ownership Limits (as defined herein), the staggered terms of the Company’s directors and the ability of the Board to authorize the issuance of preferred stock without stockholder approval.

USE OF PROCEEDS

Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the acquisition and development of additional office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property and for working capital and other general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

The Company’s ratios of earnings to fixed charges for the period from February 16, 1993 (commencement of operations) to December 31, 1993 and for the years ended December 31, 1994, 1995, 1996 and 1997 were 1.75x, 1.81x, 1.91x, 1.74x and 2.01x, respectively.

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges (excluding interest cost capitalized). Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense.

The Company issued preferred stock in 1996 and in August, November and December 1997. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 1996 and 1997 were 1.71x and 1.73x, respectively.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities.

General

The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities (‘Senior Securities’) or subordinated Debt Securities (‘Subordinated Securities’). The Debt Securities will be issued under one or more indentures (the ‘Indentures’). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a ‘Senior Indenture’ and a ‘Subordinated Indenture’), in each case between the Company and a trustee (a ‘Trustee’). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the ‘TIA’). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each Indenture.

The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under ‘—Subordination’ below.

Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a director of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

(1)	The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

(2)	The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

(3)	The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4)	If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

(5)	The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

(6)	The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

(7)	The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)	The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

(9)	The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

(10)	The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(11)	If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)	Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

(13)	Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

(14)	Whether such Debt Securities will be issued in certificate or book-entry form;

(15)	Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(16)	The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

(17)	Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

(18)	Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof (‘Original Issue Discount Securities’). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company’s Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See ‘Description of Preferred Stock—Restrictions on Ownership’ and ‘Description of Common Stock—Restrictions on Transfer.’ Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security (‘Defaulted Interest’) will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the ‘Special Record Date’) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

Merger, Consolidation or Sale

The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer’s certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

Certain Covenants

Existence.    Except as described under ‘—Merger, Consolidation or Sale’ above, the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

Maintenance of Properties.    The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that the Company shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

Insurance.    The Company will be required to, and will be required to cause each of its Subsidiaries to keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

Payment of Taxes and Other Claims.    The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

Provision of Financial Information.    Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will be required, to the extent permitted under the Exchange Act, to file with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the ‘Financial Information’), such documents to be filed with the Commission on or prior to the respective dates (the ‘Required Filing Dates’) by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and (ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

Additional Covenants and/or Modifications to the Covenants Described Above

Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

Each Indenture will provide that the following events are ‘Events of Default’ with respect to any series of Debt Securities issued thereunder: (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series when due and payable; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance, or breach, of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under GAAP) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including the leases) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, whether the indebtedness now exists or shall hereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary (as defined below) for all or substantially all of the property of the Company or any Significant Subsidiary; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

‘Significant Subsidiary’ means any Subsidiary that is a ‘significant subsidiary’ (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

‘Subsidiary’ means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, ‘voting equity securities’ means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency. The term ‘Subsidiary’ does not include Carr Services, Inc., CarrAmerica Development or OmniOffices, as the Company does not own or control a majority of the outstanding voting stock of such entities.

If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indentures

Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section 1013).

Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor under the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Subordination

The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

Discharge, Defeasance and Covenant Defeasance

The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) (‘defeasance’) (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities (‘covenant defeasance’) (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

‘Government Obligations’ means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. ‘Conversion Event’ means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under ‘—Events of Default, Notice and Waiver’ above with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under ‘—Events of Default, Notice and Waiver’ above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company’s REIT status.

Redemption of Securities

The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the redemption price.

Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Company’s books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Debt Securities held by such Holder to be redeemed.

If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all of the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

DESCRIPTION OF PREFERRED STOCK

The Company is authorized to issue 15,000,000 shares of Preferred Stock. As of March 31, 1998, there were 780,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock outstanding (1,740,000 were issued originally) and 8,000,000 shares of Series B Cumulative Redeemable Preferred Stock issued and outstanding. There were also 600,000 shares of Series C Cumulative Redeemable Preferred Stock issued and outstanding and underlying 6,000,000 depositary shares which are traded publicly. In addition, there were 200,000 shares of Series D Cumulative Redeemable Preferred Stock issued and outstanding and underlying 2,000,000 depositary shares which are traded publicly.

Under the Company’s Articles of Incorporation, the Board may from time to time establish and issue one or more series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a ‘Designating Amendment’).

The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s Articles of Incorporation and the Company’s bylaws (the ‘Bylaws’).

General

The Board is empowered by the Company’s Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. The Board may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

(1)	The title and stated value of such Preferred Stock;

(2)	The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

(3)	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

(4)	The date from which dividends on such Preferred Stock will accumulate, if applicable;

(5)	The procedures for any auction and remarketing, if any, for such Preferred Stock;

(6)	The provision for a sinking fund, if any, for such Preferred Stock;

(7)	The provision for redemption, if applicable, of such Preferred Stock;

(8)	Any listing of such Preferred Stock on any securities exchange;

(9)	The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

(10)	Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

(11)	A discussion of federal income tax considerations applicable to such Preferred Stock;

(12)	The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(13)	Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(14)	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank

Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term ‘equity securities’ does not include convertible debt securities.

Dividends

Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board.

Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

If for any taxable year, the Company elects to designate as ‘capital gains dividends’ (as defined in Section 857 of the Code) any portion (the ‘Capital Gains Amount’) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the ‘Total Dividends’), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

Redemption

If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder’s conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Company’s Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an ‘Event’), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in clause (ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Restrictions on Ownership

As discussed below under ‘Description of Common Stock—Restrictions on Transfer—Ownership Limits,’ for the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer ‘individuals’ (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. To assist the Company in meeting this requirement, the Articles of Incorporation provide that no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock and/or more than 5% of the issued and outstanding shares of Common Stock, subject to certain exceptions specified in the Articles of Incorporation. See ‘Description of Common Stock—Restrictions on Transfer—Ownership Limits.’

Registrar and Transfer Agent

The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

DESCRIPTION OF COMMON STOCK

General

The Company is authorized to issue 90,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of Common Stock have no preemptive rights. At April 13, 1998, there were 69,291,700 shares of Common Stock outstanding.

Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the ‘NYSE’). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

Subject to such preferential rights as may be granted by the Board in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

Advance Notice of Director Nominations and New Business

The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board may be made only (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Restrictions on Transfer

Ownership Limits.    The Company’s Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer ‘individuals’ (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Company’s Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including Common Stock, intended to ensure compliance with these requirements.

Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of Common Stock (the ‘Common Stock Ownership Limit’) and/or (B) more than 5% of any class or series of Preferred Stock. (This limit, in addition to the Existing Holder Limit, the Special Shareholder Limit, and the Non U.S. Shareholder Limit, all as defined below, are referred to collectively herein as the ‘Ownership Limits.’) Existing Holders, including Clark Enterprises Inc., The Oliver Carr Company, Oliver T. Carr, Jr., and A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the ‘Existing Holder Limit’). Furthermore, SC-USREALTY and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 45% of the outstanding shares of Common Stock and 45% of the outstanding shares of each class or series of preferred stock of the Company (the ‘Special Shareholder Limit’). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five beneficial owners of capital stock to beneficially own in the aggregate more than 50% in value of the outstanding capital stock.

In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a ‘domestically controlled REIT,’ the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (as defined below) (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company’s capital stock if, as a result of such acquisition, the Company would fail to qualify as a ‘domestically controlled REIT’ (computed assuming that SC-USREALTY owns the maximum percentage of the Company’s capital stock that it is permitted to own under the Special Shareholder Limit) (the ‘Non-U.S. Shareholder Limit’). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for the Company to qualify as a ‘domestically controlled REIT,’ see ‘Federal Income Tax Considerations—Taxation of Holders of Common Stock—Taxation of Non-U.S. Shareholders.’ The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company’s capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under ‘—Violation of Ownership Limits’ below. Accordingly, an acquisition of the Company’s capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than SC-USREALTY.

The Board may increase the Ownership Limits from time to time, but may not do so to the extent that, after giving effect to such increase, five beneficial owners of shares of capital stock could beneficially own in the aggregate more than 49.5% of the value of the Company’s outstanding shares of capital stock. The Board, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder’s ownership will not then or in the future jeopardize the Company’s status as a REIT.

Violation of Ownership Limits.    The Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit (including the Non-U.S. Shareholder Limit), then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

All certificates representing Common Stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company’s status as a REIT.

Registrar and Transfer Agent

The Registrar and Transfer Agent for the Common Stock is BankBoston, N.A.

DESCRIPTION OF COMMON STOCK WARRANTS

The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a ‘Warrant Agreement’) to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the ‘Warrant Agent’). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Securities offered thereby with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security offered thereby; (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

The Company may issue receipts (‘Depositary Receipts’) for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a ‘Deposit Agreement’) among the Company, the depositary named therein (a ‘Preferred Stock Depositary’) and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

Dividends and Other Distributions

A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged before the record date for such distribution.

Withdrawal of Stock

Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder’s order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder’s Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

Conversion of Preferred Stock

The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days’ prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company’s status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company’s status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

Charges of a Preferred Stock Depositary

The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

Resignation and Removal of Depositary

A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

BOOK-ENTRY SECURITIES

The Securities may be issued in whole or in part in book-entry form, meaning that beneficial owners of the Securities will not receive certificates representing their ownership interests in the Securities, except in the event the book-entry system for the Securities is discontinued. If the Securities are issued in book-entry form, they will be issued, the form of one or more global securities (the ‘Global Securities’), which will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of Securities issued in book-entry form will be described in the applicable Prospectus Supplement relating to such class or series.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion summarizes the material federal income tax considerations to a prospective holder of Common Stock. The following discussion is for general information only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable for all Security holders in the Company. It does not discuss all of the aspects of federal income taxation that may be relevant to a prospective Security holder in light of his or her particular circumstances or to certain types of Security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States. If the Company offers one or more series of Preferred Stock, Depositary Shares, Common Stock Warrants or Debt Securities, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

The information in this section is based on the Code (including the provisions of the Taxpayer Relief Act of 1997 (the ‘1997 Act’), several of which are described herein), current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Except as described below in ‘—Requirements for Qualification—Income Tests,’ the Company has not received any rulings from the IRS concerning the tax treatment of the Company. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

As used under this heading, the term ‘Company’ refers solely to CarrAmerica Realty Corporation.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

General.    The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1993. The Company believes that it was organized and has operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a RElT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company has satisfied or will continue to satisfy such tests. See ‘—Failure to Qualify’ below.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the ‘alternative minimum tax’ on any items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of certain ‘foreclosure property’ that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), and nonetheless should maintain its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of either the amount by which it fails the 75% gross income test or the amount by which it fails the 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires or has acquired any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror’s hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by it, then to the extent of such asset’s ‘Built-In Gain’ (i.e.,the excess of (a) the fair market value of such asset at the time of the acquisition by the Company over (b) the adjusted basis in such asset, determined as of the time of such acquisition), such gain will be subject to tax at the highest regular corporate rate applicable, pursuant to anticipated Treasury Regulations that have not yet been promulgated. This result with respect to the recognition of Built-In Gain assumes that the Company will make an election pursuant to IRS Notice 88-19 with respect to any such acquisition.

Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company’s Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in conditions (5) and (6). See ‘Description of Common Stock—Restrictions on Transfer.’ Moreover, pursuant to the 1997 Act, for the Company’s taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of the capital stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, the Company will be treated as having met the requirement.

Income Tests.    In order to maintain qualification as a REIT, the Company must satisfy certain gross income requirements, which are applied on an annual basis. First, at least 75% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including ‘rents from real property’ and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For its taxable years ending on or before December 31, 1997, the Company was subject to a third gross income test which required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the Company’s gross income (including gross income from prohibited transactions). Pursuant to the 1997 Act, the Company will not have to meet the 30% test for its taxable years commencing on or after January 1, 1998.

Rents received by the Company will qualify as ‘rents from real property’ in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents that fail to meet these conditions in an amount that reasonably could be expected to cause it to fail to meet the 75% and 95% gross income tests. In addition, for rents received to qualify as ‘rents from real property,’ the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an ‘independent contractor’ from whom the Company derives no revenue. The ‘independent contractor’ requirement, however, does not apply to the extent the services are ‘usually or customarily rendered’ in connection with the rental space for occupancy only and are not otherwise considered ‘rendered to the occupant’ (‘Permissible Services’). The Company will provide certain services with respect to the properties through entities that do not satisfy the ‘independent contractor’ requirements described above. The Company has received a ruling from the IRS that the provision of certain services will not cause the rents received with respect to the properties to fail to qualify as ‘rents from real property.’

Based upon the IRS ruling and its experience in the office rental markets in which the Company’s properties are located, the Company believes that all services provided to tenants will be considered ‘usually or customarily rendered’ in connection with the rental of office space for occupancy only, although there can be no assurance that the IRS will not contend otherwise. If the Company contemplates providing services, either directly or through another entity, in the future that reasonably might be expected not to meet the ‘usual or customary’ standard, it will arrange to have such services provided by an independent contractor from which the Company will receive no income.

Pursuant to the 1997 Act, for the Company’s taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for ‘impermissible services’ with respect to a property will be de minimis so long as such amount does not exceed one percent of all amounts received, directly or indirectly, by the Company with respect to such property. The amount that the Company will be deemed to have received for performing ‘impermissible services’ will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing such ‘impermissible services.’

The Company may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by the Company. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. The Company also may receive other types of income with respect to the properties that it owns that will not qualify for the 75% or 95% gross income tests. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the ‘excess net income’ attributable to the failure to satisfy the 75% and 95% gross income tests.

Asset Tests.    At the close of each quarter of its taxable year, the Company also must satisfy the following three tests relating to the nature of its assets: (i) at least 75% of the value of the Company’s total assets must be represented by ‘real estate assets,’ cash, cash items and government securities; (ii) not more than 25% of the Company’s total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer’s securities (other than an interest in a partnership, shares of a ‘qualified REIT subsidiary’ or another REIT, but including any unsecured debt of Carr Realty, L.P. or CarrAmerica Realty, L.P.) owned by the Company may not exceed 5% of the value of the Company’s total assets, and the Company may not own more than 10% of any one issuer’s outstanding voting securities (other than an interest in a partnership, shares of a ‘qualified REIT subsidiary’ or another REIT). The Company owns directly all of the non-voting stock, representing 95% of the equity, of OmniOffices and CarrAmerica Development. By virtue of its ownership of CRLP Units, the Company will be considered to own its pro rata share of the assets of Carr Realty, L.P., including the securities of Carr Services, Inc. (Carr Services, Inc., OmniOffices and CarrAmerica Development are referred to collectively herein as the ‘Non-qualified REIT Subsidiaries.’) Neither Carr Realty, L.P., CarrAmerica Realty, L.P., nor the Company will own more than 10% of the voting securities of any Non-qualified REIT Subsidiary. There can be no assurance, however, that the IRS might not contend that the arrangements between the Company and the Non-qualified REIT Subsidiaries are such that the Company should be considered to own more than 10% of the voting securities of one or both of these entities. In addition, the Company and its senior management believe that the Company’s pro rata share of the value of the securities of each such Non-qualified REIT Subsidiary and of any unsecured debt of Carr Realty, L.P. and CarrAmerica Realty, L.P. owned by the Company will not exceed 5% of the total value of the Company’s assets. There can be no assurance, however, that the IRS might not contend otherwise. Although the Company plans to take steps to ensure that it continues to satisfy the 5% test, there can be no assurance that such steps will be successful or will not require a reduction in the Company’s overall interest in one or more of the Non-qualified REIT Subsidiaries.

Annual Distribution Requirements.    The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company’s ‘REIT taxable income’ (computed without regard to the dividends paid deduction and the Company’s net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. See ‘—General’ above for a discussion of ‘Built-In Gain Assets.’ Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration.

To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its ‘REIT taxable income,’ as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company may elect to require the shareholders to include the Company’s undistributed net capital gains in their income by designating, in a written notice to shareholders, those amounts as undistributed capital gains in respect of its shareholders’ shares. If the Company makes such an election, the shareholders will (i) include in their income as capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A shareholder will increase the basis in its Common Shares by the difference between the amount of capital gain included in its income and the amount of the tax that the Company is deemed to have paid on the shareholder’s behalf. The earnings and profits of the Company will be adjusted appropriately. For a more detailed description of the tax consequences to a shareholder of such a designation, see ‘—Taxation of Holders of Common or Preferred Stock.’

In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

The Company intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that the Company’s REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. If such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying ‘deficiency dividends’ to shareholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify.    If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in a year in which the Company fails to qualify as a REIT will not be deductible and will not be required to be made. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of the Company’s current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Holders of Common or Preferred Stock

Taxation of Taxable U.S. Shareholders.    As used herein, the term ‘U.S. shareholder’ means a holder of Common or Preferred Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

As long as the Company qualifies as a REIT, distributions made to the Company’s taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock and second to the shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock.

Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

As described below in ‘—Recent Legislation,’ the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares not be composed disproportionately of dividends of a particular type.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder’s shares of Common Stock, they will be included in income as capital gains, assuming the shares of Common Stock are a capital asset in the hands of the U.S. shareholder.

In general, a domestic shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder’s adjusted basis of such shares of Common Stock. With respect to dispositions occurring after July 28, 1997, in the case of a taxable U.S. shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, subject to a 28% tax rate, if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss, subject to a 20% tax rate, if such shares have been held for more than 18 months. In the case of a taxable U.S. shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

Pursuant to the 1997 Act, for the Company’s taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of Common Stock to include the Company’s undistributed net long-term capital gains in their income. If the Company makes such an election, the holders of Common Stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Stock will increase the basis in its Common Stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. As described below in ‘—Recent Legislation,’ with respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

Backup Withholding.    The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder’s income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See ‘—Taxation of Non-U.S. Shareholders’ below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source) and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

The Treasury Department has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. These regulations (as modified by a notice published by the IRS) generally are effective for payments made after December 31, 1999, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate).

Taxation of Tax-Exempt Shareholders.    As a general rule, amounts distributed to a tax-exempt entity do not constitute ‘unrelated business taxable income’ (‘UBTI’), and thus distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with ‘acquisition indebtedness’ within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee’s pension trust that owns more than 10% of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an ‘unrelated trade or business’ (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least 5%, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the ‘five-or-fewer rule’ (see ‘—Taxation of the Company-Requirements for Qualification’ above), and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

Taxation of Non-U.S. Shareholders.    The rules governing U.S. federal income taxation of the ownership and disposition of Common Stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts (collectively, ‘Non-U.S. Shareholders’) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax.

Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s Common Stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its Common Stock as described below. For withholding tax purposes, the Company is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designed as capital gain dividends) made to a Non-U.S. Shareholder. Under the final regulations (discussed above), generally effective for distributions on or after January 1, 2000, the Company would not be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of the Company’s current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company’s current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Shareholder’s United States tax liability, if any.

For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (‘FIRPTA’) at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder’s FIRPTA tax liability.

Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of Common Stock (see ‘Taxation of Shareholders—Taxation of Taxable Domestic Shareholders’ above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a ‘domestically controlled REIT,’ defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. As of April 13, 1998, SC-USREALTY held approximately 40.0% in value of the outstanding Common Stock of the Company. In the event that SC-USREALTY and other stockholders of the Company who are Non-U.S. Shareholders own collectively 50% or more, in value, of the outstanding stock of the Company, the Company would cease to be a ‘domestically controlled REIT.’

If the Company does not qualify as a ‘domestically controlled REIT,’ a Non-U.S. Shareholder’s sale of securities of the Company generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that (i) the securities are ‘regularly traded’ (as defined by the applicable Treasury Regulations) on an established securities market, and (ii) the selling Non-U.S. Shareholder held 5% or less of the value of any class or series of the Company’s outstanding securities at all times during a specified testing period. The Company believes that the Common Stock would be considered to be ‘regularly traded’ for this purpose, and the Company has no actual knowledge of any Non-U.S. Shareholder (other than SC-USREALTY) that holds in excess of 5% of the Company’s capital stock. In order to assist the Company in qualifying as a ‘domestically controlled REIT,’ the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company’s capital stock if, as a result of such acquisition, the Company would fail to qualify as a ‘domestically controlled REIT’ (computed assuming that SC-USREALTY owns the maximum percentage of the Company’s capital stock that SC-USREALTY is permitted to own under the Special Shareholder Limit). The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company’s capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under ‘Description of Common Stock—Restrictions on Transfer—Violation of Ownership Limits.’ Accordingly, an acquisition of the Company’s capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than SC-USREALTY.

If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

Recent Legislation

As described above, 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

Capital Gain Rates.    Subject to certain exceptions, for individuals, trusts and estates the maximum rate of tax on the net capital gain from a sale or exchange occurring after July 28, 1997 of a capital asset held for more than 18 months has been reduced from 28% to 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years. The maximum rate for capital assets held for more than one year but not more than 18 months remains at 28%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months in 25% to the extent of the prior deductions for ‘unrecaptured Section 1250 gain’ (i.e., depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Capital gain from the sale of depreciable real property held for more than 18 months allocated by the Company to a non-corporate shareholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by the Company does not exceed prior depreciation deductions with respect to such property. The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of ‘pass-through’ entities such as the Company. The taxation of capital gains of corporations was not changed by the 1997 Act.

REIT Provisions.    In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company’s taxable years commencing on or after January 1, 1998.

Other Tax Considerations

Entity Classification.    A significant number of the Company’s investments are through Carr Realty, L.P. and CarrAmerica Realty, L.P. If either Carr Realty, L.P. or CarrAmerica Realty, L.P. were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company’s assets and items of gross income would change and would preclude the Company from qualifying as a REIT (see ‘Taxation of the Company—Income Tests’ and ‘—Asset Tests’).

Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997, so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all of its members recognized the federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

The Company believes that Carr Realty, L.P. and CarrAmerica Realty, L.P. each will be treated as a partnership for federal income tax purposes (and not as an association taxable as a corporation).

Tax Allocations with Respect to the Properties.    When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as ‘Book-Tax Difference’). The partnership agreements of each of Carr Realty, L.P. and CarrAmerica Realty, L.P. require that allocations of income, gain, loss and deduction with respect to each property contributed to those partnerships be made in a manner consistent with the special rules in 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to such contributed properties over the life of the partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of such contributed properties in the hands of Carr Realty, L.P. or CarrAmerica Realty, L.P., as applicable could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all such contributed properties were to have a tax basis equal to their fair market values at the time such properties were contributed to Carr Realty, L.P. or CarrAmerica Realty, L.P., as applicable. The foregoing rules also apply for purposes of determining the Company’s earnings and profits. The application of such rules over time could result in a higher portion of distributions to shareholders being taxed as dividends. See ‘—Taxation of Holders of Common Stock.’

Non-Qualified REIT Subsidiaries.    The Non-qualified REIT Subsidiaries do not qualify as REITs and thus pay federal, state and local income taxes (including District of Columbia franchise tax) on their net income at normal corporate rates. To the extent the Non-qualified REIT Subsidiaries are required to pay federal, state and local income taxes, the cash available for distribution to stockholders will be reduced accordingly.

State and Local Taxes; District of Columbia Unincorporated Business Tax.    The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the ‘District of Columbia taxable income’ of partnerships doing business in the District of Columbia. Because many of the properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company’s share of the ‘District of Columbia taxable income’ of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered ‘District of Columbia taxable income,’ but it is likely that at least some portion of the income attributable to Carr Realty, L.P.’s properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company’s ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

PLAN OF DISTRIBUTION

General

The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase

Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts (‘Contracts’) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be neither less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

Participation Rights

In conjunction with the SC-USREALTY Transaction, so long as SC-USREALTY owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, SC-USREALTY will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company. All purchases pursuant to such participation rights will be at the same price and on the same terms and conditions as are applicable to other purchasers hereunder.

Resales

If set forth in the applicable Prospectus Supplement, this Prospectus may be used in connection with resales or redistributions of shares of the Company by a selling stockholder. The selling stockholder may be a person who acquired the shares from the Company or such a person’s pledgees, transferees or other successors in interest. Such a resale or redistribution may be effected directly or indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which shares of the Company’s Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such a resale or redistribution also may be effected through a block trade (which may involve cross trades) in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its account; exchange distributions and/or secondary distributions in accordance with the rules of the NYSE; ordinary brokerage transactions and transactions in which the broker solicits purchasers; an offering at other than a fixed price on or through the facilities of the NYSE or to or through a market maker otherwise than on the NYSE; sales to a dividend reinvestment plan established by the Company, or to any agent acting on behalf of such plan, for sale to participants in the plan; pledges to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; and any other legally available means. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. The Selling Stockholder may from time to time deliver all or a portion of the shares of Common Stock covered by a particular Prospectus Supplement to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The broker-dealers participating in such a resale or redistribution may be deemed ‘underwriters’ within the meaning of the Securities Act, and any profit on the sale of the shares of Common Stock and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Selling stockholders, underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The shares of Common Stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

The Company will pay all expenses in connection with the registration of such resales and redistributions. The selling stockholder will pay any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes). In connection with resales and redistributions, the following information will, to the extent then required, be provided in the applicable Prospectus Supplement: the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale or distribution.

The rules of the SEC permit an underwriter to engage in certain transactions that stabilize the price of shares of the Company’s Common Stock in connection with resales or redistributions of the Company’s common shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the market price of the shares being sold.

If an underwriter creates a short position in shares of the Company’s Common Stock in connection with a resale or redistribution, i.e., if it sells more shares than are set forth on the cover page of the applicable Prospectus Supplement, the underwriter may reduce that short position by purchasing shares of the Company’s Common Stock in the open market.

In the case of an underwritten resale of shares, the managing underwriter may also impose a penalty bid on certain underwriters and selling group members. This means that, if the managing underwriter purchases shares in the open market to reduce any underwriter’s short position, or to stabilize the price of the Company’s common shares, the managing underwriter may reclaim the amount of the selling concession from any such underwriters and selling group members who sold those shares.

In general, purchases of a security for the purpose of stablization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security.

LEGAL MATTERS

The legality of the Debt Securities, the Preferred Stock, the Depositary Shares, the Common Stock and the Common Stock Warrants offered hereby have been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain federal income tax matters have been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements and schedule of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon receipt of the fees prescribed by the rules and regulations of the Commission. Such material also may be accessed electronically by means of the Commission’s web site on the Internet at ‘http://www.sec.gov’. The Company’s Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company has filed with the Commission a registration statement on Form S-3 (the ‘Registration Statement’), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the ‘Securities Act’), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon receipt of the fees prescribed by the rules and regulations of the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 1997.

2.	The Company’s Current Reports on Form 8-K filed on April 3, 1998, April 8, 1998 and April 16, 1998.

All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Secretary, CarrAmerica Realty Corporation, 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number (202) 624-7500).

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Series E preferred stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

4,000,000 Shares

CarrAmerica Realty Corporation

% Series E Cumulative

Redeemable Preferred Stock

(Liquidation Preference $25.00

Per Share)

Goldman, Sachs & Co.

Wachovia Securities

A.G. Edwards & Sons, Inc.

Legg Mason Wood Walker

      Incorporated

UBS Investment Bank

Banc of America Securities LLC

JPMorgan

Lehman Brothers

SunTrust Robinson Humphrey

U.S. Bancorp Piper Jaffray